THE STRIDE RITE CORPORATION                                  September 26, 2006
NEWS RELEASE                                              FOR IMMEDIATE RELEASE

       CONTACT: Frank A. Caruso, Chief Financial Officer - (617) 824-6611


                   STRIDE RITE REPORTS INCREASED THIRD QUARTER
                                SALES AND PROFITS


       - RESULTS INCLUDE SAUCONY ACQUISITION-RELATED CHARGES AND EXPENSES CONNECTED TO THE ADOPTION OF SFAS NO. 123(R) FOR SHARE BASED COMPENSATION -


     Lexington, MA, September 26, 2006 - The Stride Rite Corporation (NYSE: SRR) today reported third quarter fiscal 2006 sales of $177.5 million, an increase of 21% compared to the same period in the prior year. Net income for the third quarter totaled $8.5 million or $.23 per diluted share, compared to net income of $7.7 million or $.21 per diluted share in the third quarter of 2005.

     Beginning in the first quarter of fiscal 2006, the Company adopted SFAS No. 123(R), "Share-Based Payment", the impact of which increased pre-tax expenses by approximately $0.6 million for the third quarter of fiscal 2006. In addition, the current quarter results include pre-tax acquisition-related integration expenses of $0.7 million.

     Excluding acquisition-related integration costs, net income would have been $8.9 million for the third quarter, while diluted earnings per share would have been $.24. See the section entitled "Non-GAAP Pro Forma Financial Measures" and the "Reconciliation of Non-GAAP Measures" provided in this release for additional information regarding these Non-GAAP Measures.

     For the first nine months of fiscal 2006, net sales were $554.9 million, an increase of 22% from the net sales of $456.5 million for the same period in fiscal 2005. On a diluted basis, earnings per share were $.90 in the first nine months of fiscal 2006 compared to $.74 in fiscal 2005. Net income for the first nine months of fiscal 2006 totaled $33.7 million, an increase of 22% from the $27.6 million reported in the comparable period in 2005.

     The first nine months financial results include a pre-tax expense of $2.6 million related to the flow through of the write-up of inventory purchased in the Saucony acquisition as required by GAAP accounting rules. In addition, the first nine months results include pre-tax acquisition-related integration expenses of $2.8 million. The adoption of SFAS No. 123(R), "Share-Based Payment", increased pre-tax expenses by approximately $2.2 million for the first nine months of fiscal 2006.

     Excluding acquisition-related integration costs and the flow through of the inventory write-up, net income would have been $36.9 million for the first nine months, while diluted earnings per share would have been $.99. See the section entitled "Non-GAAP Pro Forma Financial Measures" and the "Reconciliation of Non-GAAP Measures" provided in this release for additional information regarding these Non-GAAP Measures.

     David Chamberlain, Chairman and CEO of Stride Rite, commented "We made solid progress in executing our brand strategies.

     The Stride Rite Children's Group's sales were up 8%, with retail store comps up 4.1%. Our strategy of adding stores and growing store comps combined with strong brands and developing great product is working.

     Keds made meaningful progress on its turnaround strategy. Despite being down 12% overall in sales for the quarter, the younger profile product enjoyed significant sell-through success in all retail channels. We are successfully opening desirable accounts not previously available to the brand. We anticipate the fourth quarter sales will be relatively flat.

     Sperry Top-Sider was up 15% and continued its strong performance in both men's and women's products. We expect this momentum to continue in the fourth quarter.

     Saucony continues to enjoy success in the specialty run business. New strong technical product, an updated originals line and a separate children's line have been developed for Spring, 2007.

     Tommy Hilfiger footwear sales declined significantly in the third quarter reflecting lower sales across all retail channels. The fourth quarter should see a less significant decline than in the first nine months. We have renewed the license for another year through March, 2008.

     International sales which reflect the inclusion of Saucony were solid and are expected to continue in the fourth quarter. We believe the International market offers a significant opportunity for growth and are investing in our infrastructure in Europe.

     We completed the acquisition of Robeez on September 5, 2006. Robeez enjoys a leadership position in the Age 0 - 3 market with their high-quality, soft-sole brand. We believe it has upside growth opportunities both domestically and internationally.

     Based on our earnings performance to date, we are reconfirming our full-year earnings guidance of $.82 to $.88, excluding the lower tax rate impact discussed last quarter. This assumes reasonable economic and retail conditions continue."

     Included in the fiscal 2006 projected earnings is the annual impact related to the expensing of stock options, which is projected at approximately $.05 per diluted share. In addition, these projections include the previously reported cost of sales impact related to the flow through of the write-up of inventory purchased in the Saucony acquisition, which reduced earnings per diluted share by $.04 in the first quarter. Acquisition-related integration costs of $3.2 million or $.05 per diluted share for the year are also included in the earnings projections.

NET SALES HIGHLIGHTS PER SEGMENT:

o Net sales for the quarters ended September 1, 2006 and September 2, 2005 are summarized in the table as follows:

                    The Stride Rite Corporation

                      Net Sales (in thousands)

                                    Third Quarter
                                    -------------
                                                       Percent
                                    2006      2005     Change
                                    ----      ----     -------
                                      (Unaudited)

   Stride Rite Children's Group
   - Wholesale                     $27,310   $29,169       (6)%
   Stride Rite Children's Group
   - Retail                         56,545    48,193        17%
                                  --------- --------- ----------
   Stride Rite Children's Group
   - Combined                       83,855    77,362         8%

   Keds                             22,127    25,244      (12)%
   Sperry Top-Sider                 20,858    18,067        15%
   International (includes
   Saucony)                         22,339    10,198       119%
   Saucony Domestic (includes
   Hind)                            21,142         -        n/a
                                  --------- --------- ----------
   Other Wholesale - Combined       86,466    53,509        62%

   Tommy Hilfiger Adult             11,565    18,187      (36)%

   Intercompany Eliminations        (4,365)   (2,821)       n/a
                                  --------- --------- ----------
   Total                          $177,521  $146,237        21%
                                  ========= ========= ==========





o Net sales for the nine months ended September 1, 2006 and September 2, 2005 are summarized in the table as follows:



                      The Stride Rite Corporation

                       Net Sales (in thousands)

                                      Nine Months
                                      -----------
                                                       Percent
                                    2006      2005     Change
                                    ----      ----     -------
                                      (Unaudited)

   Stride Rite Children's Group
   - Wholesale                     $66,758   $74,247      (10)%
   Stride Rite Children's Group
   - Retail                        150,258   129,615        16%
                                  --------- --------- ----------
   Stride Rite Children's Group
   - Combined                      217,016   203,862         6%

   Keds                             99,043   112,762      (12)%
   Sperry Top-Sider                 72,965    60,595        20%
   International (includes
   Saucony)                         64,329    26,886       139%
   Saucony Domestic (includes
   Hind)                            71,328         -        n/a
                                  --------- --------- ----------
   Other Wholesale - Combined      307,665   200,243        54%

   Tommy Hilfiger Adult             41,081    60,867      (33)%

   Intercompany Eliminations       (10,818)   (8,503)       n/a
                                  --------- --------- ----------
   Total                          $554,944  $456,469        22%
                                  ========= ========= ==========

o Total Stride Rite Children's Group net sales increased 8% in the third quarter and 6% for the first nine months compared to last year.

         - Stride Rite Children's Group-Wholesale net sales decreased 6% for the quarter and 10% for the first nine months as compared to the prior year. This sales decrease was principally Tommy Hilfiger product in the department store channel.

         - Net sales of the Stride Rite Children's Group-Retail division increased 17% in the third quarter and 16% for the first nine months versus the prior year. Sales at comparable Children's Group retail stores (open 52 weeks in each fiscal year) increased
              4.1% for the third quarter and 3.7% for the first nine months of fiscal 2006. At quarter-end, the Stride Rite Children's Group-Retail operated 296 Stride Rite children's shoe stores and outlets as well as 15 Saucony outlet stores.

o Net sales in the Keds division decreased 12% for the third quarter and the first nine months compared to the comparable periods in the prior year. The increased sales to premier specialty retail accounts did not offset the sales declines of basic products in the mid-tier and value retailers.

o Sperry Top-Sider net sales increased 15% for the third quarter and 20% for the first nine months on strong sales of men's and women's products, particularly in the marine and family shoe retail channels.

o Saucony net sales were $21.1 million for the third quarter and $71.3 million for the first nine months of 2006. The third quarter sales results reflect a refocused emphasis on technical in-line product and less promotional business.

o International net sales increased 119% for the third quarter and 139% for the first nine months compared to fiscal 2005, due primarily to the addition of Saucony international sales.

o Net sales of Tommy Hilfiger men's and women's products decreased 36% for the third quarter and 33% for the first nine months compared to last year, with sales declines due to a reduction in the customer base and uncertainty over the sale of the brand.

OTHER FINANCIAL HIGHLIGHTS:

o The third quarter gross profit percentage of 41.6% increased 1.8 percentage points compared to the same period in the prior year. For the quarter, the primary improvement related to lower closeout sales and increased company-owned retail store sales.

o Operating expenses increased 25% for the third quarter and 26% for the first nine months versus the comparable periods in the prior year. As planned, the major operating cost increases were related to Saucony expenses, higher advertising costs and the Stride Rite Children's Group-Retail store expansion. Also contributing to the increase in operating expenses were integration costs and the impact of adopting SFAS No. 123(R), "Share-Based Payment".

o For the third quarter, operating income increased 35% and was up 42% excluding the acquisition-related integration costs ($0.7 million). For the first nine months, operating income increased 21% and was up 34% for the first nine months excluding the acquisition-related integration costs ($2.8 million) and the flow through of the inventory write up ($2.6 million).

o Accounts receivable increased 31% versus the comparable period last year due primarily to the addition of Saucony and higher sales in the last month of the quarter. DSO of 43 days was 3 days higher compared to the same period last year.

o Inventories of $118 million were up 37% versus the comparable period of 2005. The increase was due primarily to the addition of Saucony.

o The Company repurchased approximately 366 thousand shares of company stock during the third quarter at a cost of $4.5 million. For the first nine months, approximately 814 thousand shares have been repurchased at a cost of $10.8 million.

o We do not expect the September 5, 2006 acquisition of Robeez to have a material impact on earnings in 2006 or 2007, before any non-cash purchase accounting inventory impact.

COMPANY OVERVIEW & CONFERENCE CALL INFORMATION:


     The Stride Rite Corporation markets the leading brand of high quality children's shoes in the United States. Other footwear products for children and adults are marketed by the Company under well-known brand names, including Keds, Sperry Top-Sider, Tommy Hilfiger, Saucony, Grasshoppers, Munchkin and Spot-bilt. Apparel products are marketed by the Company under the Saucony and Hind brand names. Information about the Company is available on our website - www.strideritecorp.com. The Company will provide a live webcast of its third quarter conference call. The live broadcast of Stride Rite's quarterly conference call will be available on the Company's website and at www.streetevents.com, beginning at 10:00AM ET on September 26, 2006. An on-line replay will follow shortly after the call and will continue through October 3, 2006. Information about the Company's brands and product lines is available at www.striderite.com, www.keds.com, www.sperrytopsider.com, www.grasshoppers.com, www.saucony.com and www.hind.com.



SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM
ACT OF 1995:

     This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. These forward-looking statements, including, but not limited to, statements regarding upcoming product lines, division sales expectations, growth expectations, and sales growth for the Company, reflect our current views with respect to the future events or financial performance discussed in the release, based on management's beliefs and assumptions and information currently available. When used, the words "believe", "anticipate", "estimate", "project", "should", "expect", "appear" and similar expressions, which do not relate solely to historical matters identify forward-looking statements. Investors are cautioned that forward-looking statements are subject to risks, uncertainties and assumptions and are not guarantees of future events or performance, which may be affected by known and unknown risks, trends and uncertainties, and should not place undue reliance on these statements. Should one or more of these risks or uncertainties materialize, or should our assumptions prove incorrect, actual results may vary materially from those anticipated, projected or implied. Factors that may cause or contribute to such differences include, among others: international, national and local general economic, political and market conditions; our reliance on independent manufacturers in China and potential disruptions in such manufacturing caused by difficulties associated with political instability in China, the occurrence of a natural disaster or outbreak of a pandemic disease in China, labor shortages or work stoppages, and changes in duty structures; the impact of changes in the value of foreign currencies, including the Chinese Yuan; the possible failure to retain the Tommy Hilfiger footwear license or other current license agreements; increased leverage from the financing of our recent acquisition; intense competition among sellers of footwear; delay in opening new stores; a decline in the volume of anticipated sales; revenues from new product lines may fall below expectations; a delay in the launch of new product lines; an inability to achieve expected results for new retail concepts; general retail sales trends may be below expectations; consumer fashion trends may shift to footwear styles not currently included in our product lines; our retail customers, including large department stores, may continue to consolidate or restructure operations resulting in unexpected store closings; and additional factors discussed from time to time in our filings with the Securities and Exchange Commission (the
"SEC"), all of which are available at the SEC's website at www.sec.gov. We expressly disclaim any responsibility to update forward-looking statements.

NON-GAAP PRO FORMA FINANCIAL MEASURES:

     This release contains certain non-GAAP financial measures, specifically non-GAAP historic and anticipated net income and diluted earnings per share, each of which excludes certain cash and non-cash charges. These non-GAAP financial measures are used by management to evaluate the Company's historical and prospective financial performance and to indicate underlying trends in the Company's business. Although the non-GAAP measures provided by the Company may be different from the non-GAAP measures provided by other companies, management believes that these non-GAAP financial measures provide useful information to investors because, by excluding non-cash items related to the write-up to fair value of inventory and one-time cash items related to integration costs of the Company's recent acquisition, it provides investors with a better understanding of the performance of the Company and allows investors to evaluate the effectiveness of the methodology and information used by management in its financial and operational decision-making. These non-GAAP financial measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. The GAAP measures most directly comparable to the non-GAAP measures are net income and diluted earnings per share.

                           The Stride Rite Corporation
                        Summarized Financial Information
          for the periods ended September 1, 2006 and September 2, 2005

                              Statements of Income

     (in thousands)                     Third Quarter          Nine Months
                                        -------------          -----------
                                       2006       2005       2006       2005
                                       ----       ----       ----       ----
                                         (Unaudited)           (Unaudited)
      Net sales                      $177,521   $146,237   $554,944   $456,469
      Cost of sales                   103,656     88,047    325,568    272,536
                                     ---------  ---------  ---------  ---------
      Gross profit                     73,865     58,190    229,376    183,933
      Selling and administrative
          expenses                     58,901     47,136    178,102    141,615
                                     ---------  ---------  ---------  ---------
      Operating income                 14,964     11,054     51,274     42,318
      Other income (expense), net       ( 683)       695     (2,570)     1,065
                                     ---------  ---------  ---------  ---------
      Income before income taxes       14,281     11,749     48,704     43,383
      Provision for income taxes        5,797      4,034     15,042     15,755
                                     ---------  ---------  ---------  ---------
      Net income                       $8,484     $7,715    $33,662    $27,628
                                     =========  =========  =========  =========

     Earnings per share:
         Diluted                        $0.23      $0.21      $0.90      $0.74
         Basic                          $0.23      $0.21      $0.92      $0.76

     Weighted average shares outstanding:
         Diluted                       37,138     37,396     37,458     37,188
         Basic                         36,261     36,292     36,504     36,158

                               Balance Sheets
                                      Third Quarter
                                      -------------
                                       2006       2005
                                       ----       ----
     Assets:                             (Unaudited)
     Cash and cash equivalents        $24,346    $92,281
     Accounts receivable               91,967     70,440
     Inventories                      118,463     86,171
     Deferred income taxes             13,748     16,363
     Other current assets               7,462      7,066
                                     ---------  ---------
          Total current assets        255,986    272,321
     Property and equipment, net       52,253     50,964
     Goodwill                          56,893        908
     Trademarks                        58,590      1,690
     Other assets                      17,354     11,441
                                     ---------  ---------
          Total assets               $441,076   $337,324
                                     =========  =========
     Liabilities and Stockholders' Equity:
     Current liabilities               53,889     55,531
     Long-term debt                    55,000          -
     Deferred income taxes and
        other liabilities              39,968     13,169
     Stockholders' equity             292,219    268,624
                                     ---------  ---------
          Total liabilities and
            stockholders' equity     $441,076   $337,324
                                     =========  =========

                       Reconciliation of Non-GAAP Measures
                        (in thousands, except share data)

                     For the Quarter Ended September 1, 2006

                                Reported                      Adjusted Results
                                Third Quarter                   Third Quarter
                                  2006        Adjustments           2006
                                  ----        -----------           ----

      Net sales                  $177,521                          $177,521

      Operating income             14,964        $685 (b)            15,649

      Provision for income taxes    5,797         275 (c)             6,072

      Net income                   $8,484        $410 (b),(c)        $8,894
     Earnings per share:
         Diluted                    $0.23                             $0.24
         Basic                      $0.23                             $0.25
     Weighted average shares outstanding:
         Diluted                   37,138                            37,138
         Basic                     36,261                            36,261

                   For the Nine Months Ended September 1, 2006

                                Reported                      Adjusted Results
                                Nine Months                      Nine Months
                                  2006        Adjustments           2006
                                  ----        -----------           ----

      Net sales                  $554,944                          $554,944

      Operating income             51,274      $5,460 (a),(b)        56,734

      Provision for income taxes   15,042       2,189 (c)            17,231

      Net income                  $33,662      $3,271 (a),(b),(c)   $36,933
     Earnings per share:
         Diluted                    $0.90                             $0.99
         Basic                      $0.92                             $1.01
     Weighted average shares outstanding:
         Diluted                   37,458                            37,458
         Basic                     36,504                            36,504

     Pro forma adjustments:

     (a) Flow through of the inventory write up to fair value (pre-tax)
     (b) Saucony integration costs (pre-tax)
     (c) Income tax effect at the incremental rate
